Exhibit 10.2

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”), is entered into as of December 4, 2007 (the “Effective Date”), by and among Nabi Biopharmaceuticals, a Delaware corporation (“Seller”), and Biotest Pharmaceuticals Corporation, a Delaware corporation (“Buyer”, and with Seller, each a “Party”, and collectively, the “Parties”).

WHEREAS, Seller and Buyer are parties to that certain Asset Purchase Agreement dated as of September 11, 2007 (“Asset Purchase Agreement”), pursuant to which, Seller agreed to sell to Buyer, and Buyer agreed to acquire from Seller, the Purchased Assets (as defined in the Asset Purchase Agreement);

WHEREAS, in connection with the Asset Purchase Agreement, Seller and Buyer desire to enter into, and are entering into, this Agreement for the purpose of setting forth the terms and conditions pursuant to which Seller will use commercially reasonable efforts to provide, or to cause to be provided, certain services and transition assistance to Buyer in connection with its acquisition of the Purchased Assets and Buyer will use commercially reasonable efforts to provide, or to cause to be provided, certain services and transition assistance to Seller; and

NOW, THEREFORE, in consideration of the premises, the covenants and agreements contained in this Agreement and the Asset Purchase Agreement, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE 1

DEFINITIONS AND REFERENCES

1.1.	Defined Terms.

Capitalized terms used in this Agreement and not defined herein shall have the meanings given to such terms in the Asset Purchase Agreement.

1.2.	Construction of Certain Terms and Phrases.

Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) all references herein to “Articles” or “Sections” are to Articles or Sections of this Agreement; (e) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; and (f) references to a Person are also to its successors and permitted assigns.

ARTICLE 2

BUYER TRANSITION ASSISTANCE

2.1.	Buyer Transition Services.

Subject to the terms and conditions of this Agreement, Seller shall use commercially reasonable efforts to provide, or to cause to be provided, to Buyer the services set forth in Exhibit A (“Buyer Transition Services”) from and after the Effective Date until the earlier of (a) six (6) months following the Effective Date, or (b) Buyer’s written notice to Seller advising Seller that the Buyer Transition Services, or any certain component thereof, are no longer required by Buyer (the “Buyer Transition Period”). To the extent that a Seller Shared Use Asset was not split or segregated by Closing pursuant to Section 6.7(d) of the Asset Purchase Agreement, Seller agrees to use commercially reasonable efforts to allow Buyer to continue to use such Seller Shared Use Asset during the Term (as defined in Section 8.1 below), passing through to Buyer any costs and any benefits directly related to Buyer’s use of such Seller Shared Use Asset, and to continue to work in good faith during the Term to split or segregate such Seller Shared Use Asset. For the avoidance of doubt, Buyer shall have the right to terminate one or more specific Buyer Transition Services prior to the date that is six (6) months following the Effective Date, while continuing other Buyer Transition Services.

2.2.	Provision of the Transition Services.

Seller warrants that it will perform the Buyer Transition Services in a professional and workmanlike manner and, where applicable, Seller shall use reasonable efforts to perform the Buyer Transition Service in accordance with Seller’s past practices and standard operating procedures prior to the Closing, provided, however, that Seller shall not be obligated to hire additional employees or engage any outside contractors or external resources to perform any requested Buyer Transition Service. If Buyer requests Buyer Transition Services that would require Seller to hire additional employees or engage any outside contractors or external resources for performance of such services, Seller will promptly notify Buyer and the Parties will discuss in good faith terms under which Seller shall provide such Buyer Transition Services, provided, that absent agreement otherwise by the Parties, the requested services will not be provided. Seller’s provision of the Buyer Transition Services during the Buyer Transition Period shall not confer upon Seller, or imply or be construed as vesting in Seller, any ownership or management rights with respect to the Purchased Assets, and, subject to the Asset Purchase Agreement as amended by that certain Letter Agreement between the Parties with respect to certain Florida regulatory matters, Buyer shall at all times after the Effective Time be the owner of the Purchased Assets with all the rights of, and responsibility for, the management and ownership of the Purchased Assets and all activities ancillary or incident thereto.

2.3.	Compliance with Applicable Laws.

Seller shall, and shall cause its respective employees to, comply with all Applicable Laws in connection with the provision of the Buyer Transition Services.

2.4.	Audit and Inspection Rights.

Seller shall keep complete, accurate and detailed records in connection with this Agreement and all matters associated with Seller’s rendering of Buyer Transition Services. Such records shall be kept in sufficient detail to permit independent audit of such records. Seller shall, at Buyer’s request and expense, make such records available upon reasonable notice during business hours for examination by Buyer, its legal representatives, or its independent certified public accountants or auditors as designated by Buyer and approved by Seller, which approval shall not be unreasonably withheld or delayed.

2.5.	Pre-Closing Transition Services.

Buyer acknowledges that Seller has provided considerable transition services during the period between execution of the Asset Purchase Agreement and the Closing (the “Pre-Closing Transition Services”). The Pre-Closing Transition Services have been provided at the request of and subject to the direction and oversight of Buyer.

2.6.	Use of Seller Office Space.

Seller will provide office space and administrative support, as reasonably requested by Buyer, for Buyer personnel and outside consultants in connection with Buyer’s clinical and regulatory transition activities (including meetings between Seller personnel and Buyer personnel).

ARTICLE 3

SELLER TRANSITION ASSISTANCE

3.1.	Seller Transition Services.

Subject to the terms and conditions of this Agreement, Buyer shall use commercially reasonable efforts to provide, or to cause to be provided, to Seller the services set forth in Exhibit B (“Seller Transition Services”) from and after the Effective Date until the earlier of (a) six (6) months following the Effective Date, or (b) Seller’s written notice to Buyer advising Buyer that the Seller Transition Services, or any certain component thereof, are no longer required by Seller (the “Seller Transition Period”). To the extent that a Buyer Shared Use Asset was not split or segregated by Closing pursuant to Section 6.7(d) of the Asset Purchase Agreement, Buyer agrees to use commercially reasonable efforts to allow Seller to continue to use such Buyer Shared Use Asset during the Term, passing through to Seller any costs and any benefits directly related to Seller’s use of such Buyer Shared Use Asset, and to continue to work in good faith during the Term to split or segregate such Buyer Shared Use Asset. For the avoidance of doubt, Seller shall have the right to terminate one or more specific Seller Transition Services prior to the date that is six (6) months following the Effective Date, while continuing other Seller Transition Services.

3.2.	Provision of the Transition Services.

Buyer warrants that it will perform the Seller Transition Services in a professional and workmanlike manner and, where applicable, Buyer shall use reasonable efforts to perform the Seller Transition Services in accordance with Seller’s past practices and standard operating procedures prior to the Closing, provided, however, that Buyer shall not be obligated to hire additional personnel or engage any outside contractors or external resources to perform any requested Seller Transition Service. If Seller requests Seller Transition Services that would require Buyer to hire additional personnel or engage any outside contractors or external resources for performance of such services, Buyer will promptly notify Seller and, absent agreement otherwise by the Parties, the requested services will not be provided. Buyer’s provision of the Seller Transition Services during the Seller Transition Period shall not confer upon Buyer, or imply or be construed as vesting in Buyer, any ownership or management rights with respect to the Excluded Assets, and Seller shall at all times be the owner of the Excluded Assets with all the rights of, and responsibility for, the management and ownership of the Excluded Assets and all activities ancillary or incident thereto.

3.3.	Compliance with Applicable Laws.

Buyer shall, and shall cause its respective employees to, comply with all Applicable Laws in connection with the provision of the Seller Transition Services.

3.4.	Accounts Receivable.

Buyer shall direct Seller’s former employees or other accounting employees to (i) invoice payors with respect to unbilled Accounts Receivable in a manner and on a timetable consistent with Seller’s operations prior to Closing, (ii) use commercially reasonably efforts to collect Accounts Receivable for the benefit of Seller in a manner consistent with Seller’s practices as of the Effective Date, and (iii) prepare and deliver to Seller periodic billing and collection reports consistent with Seller’s practices as of the Effective Date. All amounts collected by Buyer with respect to Accounts Receivable of the Seller will be remitted to Seller no later than five (5) Business Days after such amount was received by Buyer.

3.5.	Audit and Inspection Rights.

Buyer shall keep complete, accurate and detailed records in connection with this Agreement and all matters associated with Buyer’s rendering of Seller Transition Services. Such records shall be kept in sufficient detail to permit independent audit of such records. Buyer shall, at Seller’s request and expense, make such records available upon reasonable notice during business hours for examination by Seller, its legal representatives, or its independent certified public accountants or auditors as designated by Seller and approved by Buyer, which approval shall not be unreasonably withheld or delayed.

3.6.	Use of Buyer Office Space; Audit and Compliance Matters.

Buyer will provide, consistent with past Seller practices, reasonable office space and reasonable administrative support on reasonable notice during regular business hours at Buyer’s Boca Raton facility for Seller’s outside audit team (currently Ernst &

Young), Seller’s outside Sarbanes-Oxley consultant (currently AFS) and certain Seller personnel in connection with the completion of the audit of Seller’s financial statements for the fiscal year ending December 31, 2007, Seller’s compliance activities under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), and the preparation of financial statements and reports to be filed with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (“34 Act”) and other applicable securities laws during the Seller Transition Period. Buyer agrees that during the Seller Transition Period, without the consent of the Seller, which consent will not be unreasonably withheld, delayed or conditioned, it will not make any changes to its internal control structure that would reasonably be expected to adversely affect Seller’s 34 Act filings with the SEC or compliance with Sarbanes-Oxley requirements.

ARTICLE 4

MUTUAL COOPERATION

4.1.	Records Maintained in Offsite Secure Storage.

The parties shall use commercially reasonable efforts to review all records maintained by Seller or its affiliates in offsite secure storage operated by Iron Mountain Incorporated (“Iron Mountain”) and determine as soon as reasonably practicable which such records constitute BSBU Records and which such records constitute Retained Information. Upon a mutual determination as to the status of such records, the Buyer and Seller shall enter into separate contracts with Iron Mountain (or another service provider) with respect to the BSBU Records and the Retained Information, respectively. Until the earlier of two (2) years following the Effective Date or the segregation of all BSBU Records and Retained Information under separate agreements with Iron Mountain (or another service provider), Buyer shall reimburse Seller for eighty percent (80%) of the monthly Iron Mountain charges or such other portion of such charges as the Parties agree. If Buyer does not remove its BSBU Records from Seller’s Iron Mountain storage space prior to the second anniversary of the Effective Date, Seller may dispose of such BSBU Records without any liability to Buyer or any third party claiming through Buyer or under any Assumed Contract.

4.2.	New Employees and Consultants.

In the course of providing transition services hereunder, each Party will use reasonable efforts to assist the other Party’s new employees and consultants in connection with the performance of their transition-related activities.

ARTICLE 5

CONSIDERATION

The consideration to be paid by Buyer to Seller for Buyer Transition Services and by Seller to Buyer for Seller Transition Services provided hereunder shall be calculated as one hundred fifty percent (150%) of direct salary costs incurred by the Party providing services, provided, that, in consideration for certain Pre-Closing Transition Services provided by Seller to Buyer without charge, Buyer shall provide Seller Transition Services during the first sixty (60) days of the Term following the Effective Date without charge. The Parties shall invoice each other for the amounts due hereunder and each Party agrees to pay such amounts within thirty (30) calendar days of the date of such invoice. Each Party may charge the other a late fee of one percent (1%) per month for any amounts not paid when due. The hourly billing rates set forth on Exhibit C reflect one hundred fifty percent (150%) of direct salary costs for various categories of employees.

ARTICLE 6

CONFIDENTIAL INFORMATION; TRADING IN SELLER SECURITIES

The confidentiality provisions set forth in the Asset Purchase Agreement shall apply to this Agreement and are incorporated herein by reference, and shall apply to any information provided by Buyer to Seller, or by Seller to Buyer, in connection with this Agreement. Buyer acknowledges that in connection with this Agreement, Seller shall provide from time to time to Buyer and certain of its directors, officers and employees certain material non-public information regarding Seller (including, but not limited to, information regarding Seller’s financial performance and results of operations) to assist Buyer with performing its obligations under this Agreement and related agreements. As a result thereof, Buyer hereby agrees that Buyer shall not, and shall direct its directors, officers and employees to refrain from, trading in the securities of Seller without the prior written permission of Seller during the Term and for 180 days after the termination of this Agreement (such period, including such 180-day post-termination period, the “No Trading Period”); provided, however, that if Seller informs Buyer at any time, including either during or after the No Trading Period, that any of the information previously supplied to Buyer remains material non-public information of Seller, then Buyer shall not, and shall direct its directors, officers and employees to refrain from, trading in the securities of Seller until Seller has informed Buyer in writing that such information no longer constitutes material non-public information under the U.S. federal securities laws.

Notwithstanding the foregoing, those employees of Buyer who (1) are former employees of Seller, and (2) (a) have been granted employee stock options by Seller, or (b) otherwise hold shares of Seller common stock, may exercise such options in accordance with their terms and sell the shares of Seller common stock that are received as a result thereof, or sell any other shares of Seller common stock held by such former employee, so long as such exercises and sales comply with Seller’s insider trading policy and similar policies and procedures of Seller, including, but not limited to, the trading window requirements of such policies and procedures. Any such compliance determination shall be made by Seller in its sole discretion.

ARTICLE 7

WARRANTY DISCLAIMER

EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NONE OF SELLER, BUYER, THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKES OR HAS MADE ANY

OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, REGARDING THE TRANSITION SERVICES, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO (I) MERCHANTABILITY, NON-INFRINGEMENT, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR (II) AS TO THE SUITABILITY OF THE TRANSITION SERVICES.

ARTICLE 8

TERM AND TERMINATION

8.1.	Term.

This Agreement will commence on the Effective Date and, unless earlier terminated in accordance with the terms hereof, shall extend for the later of the duration of the Buyer Transition Period or the Seller Transition Period (the “Term”).

8.2.	Termination.

The cancellation or termination of either the Buyer Transition Services or the Seller Transition Services provided for under this Agreement shall be without prejudice to any obligations or rights of either Party that have accrued up to the date of such cancellation or termination, including any obligations to pay for Buyer Transition Services or Seller Transition Services rendered, as applicable. In addition, the following articles of this Agreement shall survive termination or expiration for any reason: Articles 2.4, 3.5, 4.1, 6, 7, 8, 9 and 10.

ARTICLE 9

LIMITATION OF LIABILITY

Neither Party shall have any liability for Losses caused by any act or omission by such Party in connection with the performance of such Party’s obligations under this Agreement, other than repeating a Buyer Transition Service or Seller Transition Service, as the case may be, for the purpose of correcting an act or omission where reasonable and appropriate under the circumstances, unless such Losses arose from the gross negligence or willful misconduct of such Party or its Representatives in the performance of their obligations hereunder. Neither Party shall be liable to the other Party or its Representatives, in respect of any act or omission in the course of performing Buyer Transition Services or Seller Transition Services, as the case may be, for any indirect, special, incidental or consequential losses or damages of any kind, including lost profits or opportunity costs.

ARTICLE 10

MISCELLANEOUS

10.1.	Insurance.

Seller shall maintain and Buyer shall procure, at their respective expense during the Term, insurance of the types and in the amounts which are reasonably comparable to the policies existing as of the date hereof, to the extent reasonably necessary in relation to the services to be provided under this Agreement.

10.2.	Ownership of Intellectual Property.

To the extent Seller or any of its Affiliates shall, in the performance of any Buyer Transition Service hereunder, develop, conceive or generate any invention, discovery, improvement, patent, work of authorship or other Intellectual Property or proprietary or confidential data and/or trade secret (“Buyer Intellectual Property”), Buyer shall own all right, title and interest in and to such Buyer Intellectual Property, notwithstanding its development in connection with its performance of the services under this Agreement, and Seller agrees to take any and all necessary steps, at Buyer’s expense, to vest or assign such ownership rights in Buyer.

To the extent Buyer or any of its Affiliates shall, in the performance of any Seller Transition Service hereunder, develop, conceive or generate any invention, discovery, improvement, patent, work of authorship or other Intellectual Property or proprietary or confidential data and/or trade secret (“Seller Intellectual Property”), Seller shall own all right, title and interest in and to such Seller Intellectual Property, notwithstanding its development in connection with its performance of the services under this Agreement, and Buyer agrees to take any and all necessary steps, at Buyer’s expense, to vest or assign such ownership rights in Buyer.

10.3.	No Conflicting Commitments.

Each Party represents to the other that, to its knowledge, (a) the services to be performed by such Party under this Agreement are not prohibited or limited by any other agreement, Law or any applicable order, writ, injunction or decree of any court or Governmental Authority to which such Party is bound or subject and (b) there are no other agreements, options, commitments or rights of any person (other than Buyer and Seller) to the services set forth herein.

10.4.	Notices.

All notices or other communications required or permitted to be given under this Agreement, including invoices delivered pursuant to Article 5 hereof, shall be delivered in accordance with the provisions for notice set forth in the Asset Purchase Agreement.

10.5.	Entire Agreement.

This Agreement, the Asset Purchase Agreement, the Other Agreements and the Confidentiality Agreement, along with the Schedules and Exhibits hereto and thereto, contain the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither Party shall be liable or bound to any other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein, in the Asset Purchase Agreement, in the Other Agreements or in the Confidentiality Agreement.

10.6.	Waiver; Remedies.

Buyer, on the one hand, or Seller, on the other hand, may waive compliance by the other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform, provided that such waiver is delivered in writing in accordance with the notice provisions hereof. No failure or delay on the part of Seller or Buyer in exercising any right, power or privilege under this Agreement, unless so waived in writing, shall operate as a waiver, nor shall any waiver on the part of either Seller or Buyer of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege under this Agreement. The Parties acknowledge and agree that, in view of the unique nature of the Seller Transition Services and the Buyer Transition Services, upon a breach by a Party of any of its obligations in this Agreement, irreparable harm will occur, no adequate remedy at law will exist and damages would be difficult to determine. Accordingly, notwithstanding anything to the contrary in this Agreement, each Party agrees that in the event of breach or threatened breach by the other Party of any provisions of this Agreement, the non-breaching Party shall be entitled to equitable relief in the form of an order to specifically perform or an injunction to prevent irreparable injury, without being required to provide security or post bond. Nothing herein shall be construed as prohibiting any Party hereto from, pursuing solely or in addition any other remedies, including damages, for breach or threatened breach of this Agreement.

10.7.	Amendment.

This Agreement may not be amended except by an instrument in writing signed by an authorized representative of each of the Parties hereto.

10.8.	No Third-Party Rights.

No provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights in or obligations of any Person not a Party to this Agreement.

10.9.	Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned, transferred, licensed, sublicensed, delegated, pledged or otherwise disposed of by any Party hereto without the prior written consent of the other Party, which consent may not be unreasonably withheld or delayed, provided, that no consent shall be required unless and until the proposed assignee shall have assumed in writing all obligations of its assignor under this Agreement and such assumption is delivered to the Party whose consent is being requested. Any purported assignment without a required consent shall be void.

10.10.	Fees and Expenses.

Except as is otherwise specified herein, each Party shall bear its own fees and expenses incurred in connection with the performance of this Agreement and the transactions contemplated hereby.

10.11.	Further Assurances.

Each Party shall execute and deliver such additional instruments and other documents and use all commercially reasonable efforts to take or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable law to consummate the transactions contemplated hereby.

10.12.	Interpretation.

In the event of an ambiguity, or a question of intent or interpretation arises, under this Agreement, the Agreement shall be construed as if drafted jointly by both Parties, and there shall be no presumption or burden of proof favoring or disfavoring any individual Party by virtue of the authorship of any provisions of this Agreement.

10.13.	No Joint Venture.

Nothing contained herein shall be deemed to create any joint venture or partnership between the Parties hereto, and, except as is expressly set forth herein, neither Party shall have any right by virtue of this Agreement to bind the other Party in any manner whatsoever. In this regard, each Party shall act and shall be deemed and construed to act under this Agreement as an independent contractor and not as an agent of the other Party. No employee of either Party shall be considered an employee of the other Party in any form.

10.14.	Severability.

In the event that any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy such determination shall not affect the enforceability of any others or of the remainder of the Agreement.

10.15.	Counterparts.

This Agreement may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

10.16.	Force Majeure.

Neither Party will be liable for failures or delays in its performance hereunder actually caused by fire, flood, storm, acts of God, strike, lockout or other labor trouble, any law or ordinance, regulatory order or proclamation, or other requirement of any governmental authority, riot, war, acts of terrorism, or other causes beyond such Party’s reasonable control. In such event, the Party whose performance is affected thereby shall give written notice of its suspension of performance and the specific cause as soon as reasonably practicable after occurrence of the cause and shall resume performance as soon as reasonably practicable following removal of the cause.

10.17.	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State. In the event that any dispute arises under this Agreement, the Parties agree to negotiate in good faith to resolve such dispute prior to seeking relief in accordance with the provision for binding arbitration set forth in the Asset Purchase Agreement. Unless otherwise agreed in writing or set forth herein, and without waiving their respective rights to indemnification pursuant to the Asset Purchase Agreement, the Parties will continue to provide the services set forth herein and will continue to honor all payment and other commitments under this Agreement during the course of any dispute resolution or in connection with any alleged breach of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed, or caused to be executed, this Transition Services Agreement as of the date first above written.

SELLER:

NABI BIOPHARMACEUTICALS

By:	/s/ Leslie Hudson, Ph.D.
Name:	Leslie Hudson, Ph.D.
Title:	President and Chief Executive Officer

BUYER:

BIOTEST PHARMACEUTICALS CORPORATION

By:	/s/ Dr. Michael Ramroth
Name:	Dr. Michael Ramroth
Title:	President